EXHIBIT 10.31

                        SEPARATION AGREEMENT AND RELEASE

     THIS SEPARATION AGREEMENT AND RELEASE (the "Agreement") is made and entered into as of the 11th day of NOVEMBER, 1996 by and between FIRST AMERICAN RAILWAYS, INC., (the "Company"), and EUGENE K. GARFIELD ("Garfield").

                                    RECITALS

     A. Company and Garfield are parties to a certain employment agreement dated as of the 16th day of February, 1994 (the "Employment Agreement"); and

     B. Garfield has stated his desire to resign his current positions as a director and Vice Chairman of the Board of Directors of the Company, and to cease further employment by the Company. Company and Garfield desire to terminate those relationships on the terms and conditions as set forth herein; and

     C. As used herein the termination date ("Termination Date") shall mean November 9, 1996 for employment purposes. Garfield's resignation as director and Vice Chairman shall be effective upon his execution of this Agreement. The Company and Garfield agree to the release of the press release attached as Exhibit "A" as an announcement of the termination of Garfield's relationship with the Company. From and after the termination date, Garfield shall not hold himself out as an employee or officer. As of the execution of this Agreement Garfield shall not hold himself out as a director of the Company, and shall not be entitled to any further compensation from the Company, except as set forth herein.

     NOW, THEREFORE, in consideration of the recitals set forth above, which are acknowledged as true and are to be considered part of this Agreement, the mutual promises and agreements herein contained, and other good and valuable consideration the present receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

     Section 1. SEVERANCE PAYMENT. In consideration of this Agreement and the releases granted by Garfield herein, Company agrees to pay Garfield upon conclusion of the revocation period set forth in Section 9 and after receipt of the items described in Section 10 the total gross sum of Fifty Thousand Dollars and NO/100 ($50,000.00)), subject to deduction for any and all income tax and other withholding required under the laws of the United States and the State of Florida. The severance payment provided for hereunder also includes any and all travel and other claimed business expenses incurred by Garfield as of the date of this Agreement. No further compensation or benefits or other monies are owed to Garfield by Company or arising out of his employment.

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     Section 2. STOCK REGISTRATION AND PURCHASE OPTION. At any time and from time to time after the date of this Agreement, whenever the Company in its sole discretion proposes to file a Registration Statement with the Securities and Exchange Commission for a public offering and sale of securities of the Company and such Registration Statement includes shares of the Company's securities beneficially owned by Allen C. Harper or Thomas G. Rader or both, the Company will prior to such filing give written notice to Mr. Garfield of its intention to do so. Upon the written request of Mr. Garfield, given within fifteen (15) days after the Company provides such notice, the Company shall cause an amount of shares proportionate to that offered by Allen C. Harper or Thomas G. Rader (or if Allen C. Harper or Thomas G. Rader offer in different proportions, then at the higher of the proportions) owned by Mr. Garfield, which the Company has been requested in writing by Mr. Garfield to register, to be included in such Registration Statement and registered under the Securities Act of 1933 to the extent necessary to permit the sale or other disposition of such securities. Any such registration of the Company's securities beneficially owned by Mr. Garfield shall be at the Company's expense (except for any underwriter's commission and discount as well as any underwriter expense allowance or reimbursement therefore) and shall otherwise be effected on the same terms and conditions under which the Company registers shares of its securities beneficially owned by Allen C. Harper, or, in the absence of such shares, on the same terms and conditions under which the Company registers shares of its securities beneficially owned by Thomas G. Rader.

     Section 3. NON-DISCLOSURE NON-COMPETITION AGREEMENT. Garfield remains subject to the provisions of the Employment Agreement dated February 16, 1994 with respect to confidentiality and non-competition (the "Restrictive Covenants"). In the event a court of competent jurisdiction should determine that the Restrictive Covenants are not enforceable by reason of duration or geographical extent, the parties request such court or panel of arbitrators to reform the Restrictive Covenants such that the Company shall enjoy to the maximum possible extent the non-competition provisions thereof.

     Garfield acknowledges that the Company engages or is considering engaging in an entertainment type "Fun-Train" operation in the State of Florida, a destination railway (i.e. The Durango & Silverton Narrow Gauge Railroad Company) in the State of Colorado, and is considering Fun-Train and shortline, scenic, tourist, destination related railroad business opportunities in the States of Colorado, California, Nevada, Arizona, New Mexico, North Carolina, Tennessee, Alaska, Virginia, and the countries of Panama and Jamaica. Garfield acknowledges that there are numerous other business and employment opportunities for which he is suited by reason of education and experience which would provide satisfactory employment opportunities for Garfield during the two year period

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following the Termination Date with businesses which do not compete with the business of the Company as described above.

     The Company acknowledges that Garfield intends to and agrees that he may enter into and actively work on a project for the development and construction of a rail system between Orlando and Port Canavral (the "Beeline Project"). The Beeline Project may include passenger and freight service, track leasing, property development, and other commercial ventures. The Company agrees that Garfield's work on, or participation in, the Beeline Project, either directly or through an entity in which he has an ownership interest (collectively, the "Beeline Entity"), shall not constitute competition with the Company in violation of the Restrictive Covenants. During the two year period covered by the Restrictive Covenants, Garfield agrees that he and the Beeline Entity shall not develop a Fun-Train or similar entertainment train concept as part of the Beeline Project or otherwise. In addition, for a two year period commencing upon the date upon which trackage is complete and made available for the commercial use by the Beeline Entity and for only so long as Allen C. Harper or his estate owns at least 10% of the outstanding shares of stock of the Company, Garfield and/or the Beeline Entity will grant the Company a right to offer fun-style, shortline, scenic, tourist, destination related passenger service on any trackage of the Beeline Project at a market rate as charged any other operator and on such other customary terms agreed to with any other operator. Notwithstanding Section 11C of this Agreement, this right may be assigned only to a subsidiary of the Company or a joint venture in which the Company owns at least a 50% interest.

     Company's agreement to Section 3 of this Agreement shall not constitute a waiver of any exclusive contractual right Company has with any non party to this Agreement.

     Section 4. GARFIELD'S RELEASE AND COVENANT NOT TO SUE. In consideration of the severance payments to be paid to him and the other consideration provided herein, Garfield, to the maximum extent permitted by applicable law, hereby releases and forever discharges the Company, and any subsidiary affiliated or related company or trust, including but not limited to, its or their respective predecessors, past and present officers, directors, shareholders, agents, employees, legal representatives, successors, trustees, fiduciaries, and assigns (collectively the "Company Group") of and from (and does hereby waive), any and all rights, contracts, claims (including claims sounding in tort or equity and any and all administrative claims), damages, actions, causes of actions, common suits, whether or not presently known suspected or claimed, which Garfield ever had, now has or claims, or might hereafter have or claim against the Company Group (including the Company) and each and all of them, relating to directly or indirectly, any matter or thing occurring, in whole or in part, from the beginning of time to the date hereof, including without limitation, any and all rights, claims, grievances, arbitrations, or causes of action which Garfield has asserted, could assert or

                                      - 3 -

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which could be asserted on his behalf (A) relating to his employment with the
Company prior to the date of execution and delivery of this Agreement or his separation from such employment and (B) under the Age Discrimination Act of 1967 (the "ADEA"), Title VII of the Civil Rights Acts of 1991, the American with Disabilities Act of 1990, the Fair Labor Standards Act, and wage and discrimination laws of the United States or any state of the United States or any other country and their subdivisions, including any state or local law, ordinance regulation or rule, all the foregoing as heretofore or hereafter amended or any court decree, heretofore or hereinafter promulgated. Garfield hereby also waives any and all rights under any laws of any jurisdiction in the United States which would limit the foregoing release and waiver of which he has knowledge as of the date hereof. Garfield recognizes that, among other things, he is releasing the Company Group (including the Company) of and from any and all claims he might have against them for pain and suffering, emotional distress, and for discrimination based on age, sex, national origin or color, mental or physical handicapped or disability, and religious belief.

     Garfield represents and warrants that he has not heretofore assigned or transferred to any person any of the matters released under this Section, nor has he filed any grievances, charges or complaints against any of the Company Group with any governmental or administrative agency or court.

     Garfield also covenants not to sue the Company Group, including the Company and each of them, for any of the matters covered by this Section. Garfield agrees to and shall indemnify and hold the members of the Company Group (including the Company), and each of them, harmless from and against any claims, grievance, loss, damage, liability cost or expense including without limitation attorneys fees by reason of his breach of his releases, representations, warranties and covenants made under this Section.

     Section 5. COMPANY'S RELEASE AND COVENANT NOT TO SUE. In consideration of the consideration provided pursuant to this Agreement, the Company, to the maximum extent permitted by applicable law, hereby releases and forever discharges Garfield and his personal representatives (collectively, "Garfield Group") of and from (and does hereby waive) any and all rights, contracts, claims (including claims sounding in tort or equity), damages, actions, causes of action, and suits, whether or not presently known, which the Company ever had, now has or claims, or might hereafter have or claim against the Garfield Group (including Garfield) and each and all of them, relating to, directly or indirectly, any manner or thing occurring in whole or in part, from the beginning of time to the date hereof. The Company hereby also waives any and all rights under any laws of any jurisdiction in the United States which would limit the foregoing release and waiver.

     The Company represents and warrants that it has not heretofore assigned or transferred to any person or entity any of the matters

                                      - 4 -

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released under this section, nor has it filed any grievances, charges or complaints against any of the Garfield Group with any governmental or administrative agency or court. The Company also covenants not to sue the Garfield Group, including Garfield, and each of them, for any of the matters covered by this section. The Company agrees to and shall indemnify and hold the members of the Garfield Group (including Garfield), and each of them, harmless from any and against any claim, grievance, loss, damage, liability, cost or expense, without limitation, attorneys' fees by reason of its breach of this release, representation, warranties and covenants made under this section.

     Section 6. NO INVOLUNTARY AGREEMENTS. GARFIELD ACKNOWLEDGES THAT THE COMPANY HAS GIVEN GARFIELD 21 DAYS TO CONSIDER THIS AGREEMENT. GARFIELD ALSO ACKNOWLEDGES THAT THE COMPANY HAS ADVISED HIM TO CONSULT WITH A LAWYER BEFORE SIGNING THIS AGREEMENT. GARFIELD ALSO REPRESENTS AND WARRANTS THAT (1) HE HAS HAD THE OPPORTUNITY TO CONSULT WITH AND HAS OBTAINED THE BENEFIT OF THE LEGAL COUNSEL OF HOLLAND & KNIGHT IN NEGOTIATION AND PREPARATION OF THIS AGREEMENT;
(2) THAT HE SIGNS THIS AGREEMENT OF HIS OWN FREE WILL WHILE NOT SUBJECT TO DURESS; (3) THAT HE IS RECEIVING CONSIDERATION IN ADDITION TO THAT WHICH HE IS ALREADY ENTITLED TO; (4) THAT HE HAS RECEIVED ALL INFORMATION HE REQUIRES FROM COMPANY IN ORDER TO MAKE A KNOWING AND VOLUNTARY RELEASE AND WAIVER OF ALL CLAIMS AGAINST COMPANY, INCLUDING A RELEASE OF ALL CLAIMS UNDER ADEA; AND (5) THAT HE HAS NOT RELIED UPON ANY STATEMENT OF FACT OR OPINION BY COMPANY OR ANY OF ITS REPRESENTATIVES IN ENTERING INTO THIS AGREEMENT.

     THE PARTIES ACKNOWLEDGE AND AGREE THAT THEY HAVE READ THIS AGREEMENT IN ITS ENTIRETY, THAT THEY HAVE HAD AMPLE OPPORTUNITY TO CONFER WITH THEIR OWN COUNSEL FOR THEIR ASSISTANCE AND ADVICE CONCERNING THIS AGREEMENT, THAT THEY HAVE NEGOTIATED THE TERMS OF THIS AGREEMENT, THAT THEY UNDERSTAND THE TERMS OF THIS AGREEMENT, AND UNDERSTAND THAT THE TERMS OF THIS AGREEMENT ARE ENFORCEABLE,
AND THAT THEY HAVE ENTERED INTO THIS AGREEMENT FREELY AND VOLUNTARILY.

     Section 7. REVOCATION PERIOD. The parties further acknowledge that for a period of seven (7) days following the execution of this Agreement, Garfield may revoke this Agreement and this Agreement shall not become effective or enforceable until the seven (7) day revocation period has expired. Garfield further acknowledges that this Agreement and the release contained herein satisfy all requirements for an effective release by Garfield of all age discrimination claims under ADEA.

     Section 8. RETURN OF COMPANY PROPERTY. Prior to his entitlement to receive the severance payment described in Section 1, Garfield shall return to the Company any and all property belonging to or relating to the Company which has been in his possession, custody or control, including, without limitation, that certain '94 Oldsmobile automobile leased from SmartLease,

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photocopier, video recorder, fax machine, Samsung 75 computer, Hewlett Packard printer, any and all office keys, file keys, cellular phones, identification cards, security cards, credit cards, computer access codes, customer, supplier and advertiser lists and data, reports, memoranda, notes, financial data (including, without limitation, balance sheets, profit and loss statements, income and expense statements, projections, forecasts and budgets), and any other such material and other property which he prepared or helped to prepare or to which he had access, and any and all copies, records of and extracts from any such materials and any other property. Upon execution of this Agreement Garfield will cease using phone number 954-941-1155. Frank Foots is authorized to receive the property described in this Section on behalf of the Company.

          Section 9. REMEDIES. Garfield expressly acknowledges and agrees that the business of the Company is highly competitive and that a violation of any of the provisions of this Agreement (including especially the non-disclosure and non-competition agreements hereof) may cause immediate and irreparable harm, loss and damages to the Company not adequately compensable by a monetary award. Without limiting any of the other remedies available to the Company at law or in equity, Garfield agrees that any actual or threatened violation of any of the provisions of this Agreement may be immediately restrained or enjoined by any court of competent jurisdiction, and that any temporary restraining order or emergency, preliminary or final injunction may be issued in any court of competent jurisdiction without notice and without bond. As used in this Agreement, the term "any court of competent jurisdiction" shall include the state and federal courts sitting in or with jurisdiction over actions arising in Broward County, State of Florida, the jurisdiction and venue of which are hereby expressly consented to by Garfield, all objections thereto being expressly waived by Garfield. Garfield agrees to indemnify and hold the Company harmless for any costs, including reasonable attorneys' fees incurred by the Company in enforcing the provisions hereof, including obtaining any injunction hereunder.

     Section 10. NON-INTERFERENCE WITH CSXT AGREEMENT. The Company has entered into an agreement with CSXT, dated October 31, 1996 the ("CSXT Agreement"), concerning, among other things, the granting to the Company of certain track usage rights. Garfield agrees not to take any actions which would interfere, directly or indirectly, with the Company's rights under the CSXT Agreement.

     Section 11. MISCELLANEOUS.

        A. Each party hereby agrees to cooperate with the other and to execute and deliver any additional documents and instruments, and to take such other action, as the other party may reasonably request from time to time to effectuate the provisions and purposes of this Agreement or to satisfy any requirements of the Securities and Exchange Commission, or any other state or fedreal agency.

        B. Except as otherwise provided in this Agreement, all notices required or permitted hereunder or process relating thereto shall be in writing and signed by the party giving notice, and shall be deemed to have been given when hand delivered by personal delivery, by Federal Express or similar courier service, by facsimile, or three (3) days after being deposited in the United States Mail, registered or certified, with postage prepaid, return receipt requested, addressed to the following:

     If to the Company:     First American Railways, Inc.
                            1360 South Dixie Highway
                            Coral Gables, FL 33146
                            Facsimile: 305-667-0871
                            Attn: Allen C. Harper

     If to Garfield:        Eugene K. Garfield
                            1360 South Ocean Blvd.
                            Pompano Beach, FL 33062
                            Facsimile: 954-941-4007

     With a copy to:        Holland & Knight
                            One East Broward Boulevard
                            Ft. Lauderdale, Florida 33301
                            Facsimile: 954-463-2030
                            Attn: Steven Sonberg

or to such other address as either party may designate for himself or itself by notice given to the other party from time to time in accordance with the provisions hereof.


        C. This Agreement may not be assigned by Garfield, whether by operation of law or otherwise. Any right, title or interest of the Company arising out of this Agreement shall be assigned to any corporation controlling, controlled by, or under the common control of the Company, or succeeding to the business and substantially all of the assets of the Company. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, legatees, devises, personal representatives, successors and assigns.

        D. No delay on the part of either party in the exercise of any right or remedy shall operate as a waiver hereof, and no single or partial exercise by a party of any right or remedy shall preclude other or further exercise thereof or the exercise of any other right or remedy. The waiver any breach or condition of this Agreement by either party shall not constitute a precedent in the future enforcement of any of the terms and conditions of this Agreement.

                                      - 7 -

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        E. The headings of sections and subsections contained in this Agreement are merely for convenience of reference and shall not affect the interpretation of any of the provisions of this Agreement. This Agreement is demed to have been negotiated jointly by the parties, and any uncertainty or ambiguity shall not be construed for or against either party as an attribution of drafting to either party. Whenever the context so requires, the singular shall include the plural and vice versa. All words and phrases shall be construed as masculine, feminine or neuter gender, according to the context.

        F. Whenever possible, each provision of this Agreement shall be construed and interpreted in such manner as to be effective and valid under applicable law, but if any other provision of this Agreement or the application thereof to any party or circumstance shall be prohibited by or be invalid under applicable law, such provision shall be ineffective to the extent of such prohibition without invalidating the remainder of such provision or any other provision of this Agreement or the application of such provision to other parties or circumstances.

        G. Any modification of this Agreement may be made only by written agreement signed by both of the parties to this Agreement.

        H. This Agreement is deemed to be delivered to the Company in the State of Florida, which is recognized by the parties as the place of the making of this Agreement and the place where the primary obligations of the parties are to be carried out. Garfield acknowledges that as of the time of entering into this Agreement he is a resident of the State of Florida. The validity, construction and enforceability of this Agreement shall be governed in all respects by the internal laws of the State of Florida, without regard to principles of conflicts of law. The parties agree to exclusive jurisdiction and venue of any action brought with respect to this Agreement in accordance with the State of Florida, sitting in Broward County, Florida.

        I. Each party agrees that any dispute arising under this Agreement (except with respect to any proceeding seeking injunctive relief or temporary restraint against Garfield, in favor of Company, which may be brought in any court of competent jurisdiction) shall be submitted by the parties to binding arbitration by a panel of arbitrators sitting in the City of Fort Lauderdale, Florida. Any such arbitration proceeding shall be conducted in accordance with the rules of the American Arbitration Association and the laws of the State of Florida. The award of the panel of arbitrators who shall be appointed by the American Arbitration Association, with each party having the right to strike the name of any one arbitrator (proposed by the Association), shall be final and binding upon the parties and shall be entered as a final judgment by any court requested to do so by either party to this Agreement. All costs of such proceedings, including

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reasonable attorneys' fees and expenses of the prevailing party, shall be assessed against the non-prevailing party. In the event of any dispute as to which party is the "prevailing party", the panel of arbitrators shall be requested to designate the prevailing party for all purposes herunder.

        J. Garfield and the Company shall keep confidential the terms of this Agreement. Neither party shall disclose or cause to be disclosed the existence of the terms of this Agreement. Neither party shall disclose or cause to be disclosed the events leading up to this Agreement in a fashion which would disparage the Company or Garfield or interfere with or be detrimental to any underwriting or financing proposed by Company, Garfield, or Beeline Entity. Garfield and the Company may disclose the terms of this Agreement only to their accountant or counsel, and they shall be instructed not to disclose such information. Garfield and the Company may also disclose the terms of this Agreement only in response to a lawful subpoena or other governmental process, after giving notice five (5) days before complying with the subpoena or process, or in the Company's case, as it may be required by any state or federal law.

        K. No third party shall be deemed to be or shall be or become a beneficiary of any provision of this Agreement. By entering into this Agreement, the Company has not agreed to grant similar benefits to any other employee, whether or not similarly situated, and no precendent, practice, policy or usage shall be established by the entry of the Company into this Agreement. Nothing contained in this Agreement or any other document or instrument delivered by the Company to Garfield shall constitute an admission that the Company is liable to Garfield in any way or has in any way violated any law.

        L. This Agreement may be executed in any one or more counterparts, each of which shall consitute an original, no other counterpart needing to be produced, and all of which, when taken together, shall constitute one and the same agreement.

        M. THE PARTIES WAIVE THEIR RIGHT TO A JURY TRIAL IN ANY SUBSEQUENT LITIGATION ARISING FROM OR RELATING TO THIS AGREEMENT.

        N. THE PARTIES REPRESENT AND WARRANT TO EACH OTHER THAT THEY HAVE READ THIS AGREEMENT IN ITS ENTIRETY, THAT THEY UNDERSTAND THE TERMS OF THIS AGREEMENT AND UNDERSTAND THAT THE TERMS OF THIS AGREEMENT ARE LEGALLY ENFORCEABLE; THAT THEY HAVE HAD AMPLE OPPORTUNITY TO NEGOTIATE WITH EACH OTHER WITH REGARD TO ALL OF ITS TERMS; THAT THEY HAVE ENTERED INTO THIS AGREEMENT FREELY, VOLUNTARILY AND WHILE THEY ARE FREE OF ANY DURESS; THAT THIS AGREEMENT MERGES INTO IT ALL PRIOR ORAL OR WRITTEN COMMUNICATIONS; THAT THEY INTEND TO AND SHALL BE LEGALLY BOUND BY THIS AGREEMENT; AND THAT THEY HAVE FULL POWER, RIGHT, AUTHORITY AND COMPETENCE TO ENTER INTO AND EXECUTE THIS AGREEMENT.

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     IN WITNESS THEREOF, the parties hereto have executed this Agreement on the dates set forth below and as of the date and year first above written.

Witness:                                    FIRST AMERICAN RAILWAYS, INC.

/s/ JAMES E. NEWMEYER
------------------------                    By: /s/ ALLEN C. HARPER
                                            --------------------------------
/s/ [illegible]                             Name: /s/ Allen C. Harper
------------------------                    --------------------------------
                                            Title: Chairman, CEO
                                            --------------------------------
                                            Date: 11/11/96
                                            --------------------------------
Witness:

/s/ [illegible]                             /s/ Eugene K. Garfield
------------------------                    --------------------------------
/s/ JAMES E. NEWMEYER                       EUGENE K. GARFIELD
------------------------

STATE OF FLORIDA                )
          -------------         )    SS:
COUNTY OF DADE
          -------------         )

     The foregoing instrument was acknowledged before this 11th day of November, 1996 by EUGENE K. GARFIELD. He personally appeared before me, is/are personally known to me, and did not take an oath.

                                      Notary: /s/ DENNIS J. OLLE
                                             --------------------------
                                      Print Name: Dennis S. Olle
        [NOTARY SEAL]                             ----------------------
                                      Notary Public, State of Florida
                                                             ----------
                                      My commission expires: March 25, 1997
                                                             ----------

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                                    EXHIBIT A

                                      DRAFT

                                  PRESS RELEASE
                                  -------------

First American Railways announced that Mr. Eugene K. Garfield has tendered his resignation as a director and Vice-Chairman of the Board of First American Railways, Inc. Mr. Garfield had served as President and Chief Operating Officer of First American Railways from February, 1994, until June, 1996. Mr. Garfield stated that he intends to pursue other business interest.